NOTICE OF SATISFACTION AND DISCHARGE

Icahn Enterprises L.P.

Icahn Enterprises Finance Corp.

Icahn Enterprises Holdings L.P.

Variable Rate Senior Convertible Notes Due 2013

(CUSIP Nos. 029169 AA7 and 451102 AB3)*

NOTICE IS HEREBY GIVEN that, in accordance with the provisions of Section 11.01 of the indenture (the “Indenture”), dated as of April 5, 2007, among Icahn Enterprises L.P., a Delaware limited partnership, formerly known as American Real Estate Partners, L.P., as issuer (“Icahn Enterprises”), Icahn Enterprises Finance Corp., a Delaware corporation, formerly known as American Real Estate Finance Corp., as co-issuer (“Icahn Enterprises Finance” and, together with Icahn Enterprises, the “Company”), Icahn Enterprises Holdings L.P., a Delaware limited partnership, formerly known as American Real Estate Holdings Limited Partnership, as guarantor (the “Guarantor”), and Wilmington Trust Company, as trustee (the “Trustee”) pertaining to the Company’s Variable Rate Senior Convertible Notes due 2013 (the “Notes”), the Company has elected to satisfy and discharge the Indenture pursuant to Section 11.01(b)(2) thereof.

The details of the discharge are as follows:

1.	On January 29, 2013 (the “Discharge Date”), the Company will deposit with the Trustee, to be held in trust by it in accordance with the provisions of the Notes and the Indenture , cash in an amount sufficient to pay and discharge all indebtedness on the outstanding Notes consisting of: (a) all accrued and unpaid interest payable on the quarterly Interest Payment Dates on April 15 and July 15, 2013, and (b) all principal and accrued and unpaid interest payable upon maturity of the Notes on August 15, 2013.

2.	On the Discharge Date, the Company will also deliver irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes as described above.

3.	On and after the Discharge Date, (a) the Indenture will be discharged and cease to be of further effect as to all Notes and Note Guarantees (as defined in the Indenture) issued thereunder and (b) Holders will continue to have the right to receive payment of principal and interest on the Notes through maturity as described above, but will no longer have the right to convert Notes into Depositary Units (as defined in the Indenture) of Icahn Enterprises pursuant to Article 12 of the Indenture and paragraph (7) on the reverse of the Global Notes (as defined in the Indenture).

ICAHN ENTERPRISES L.P.

ICAHN ENTERPRISES FINANCE CORP.

ICAHN ENTERPRISES HOLDINGS L.P.

Dated January 25, 2013

* The CUSIP numbers appearing herein have been included solely for the convenience of the holders of the outstanding Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of such CUSIP numbers, nor is any representation made as to the correctness or accuracy of the CUSIP numbers listed in this Notice or printed on the Notes.